THIS THIRD PARTY SECURITIES LENDING AGREEMENT (“Agreement”) is effective September 2, 2008, among JPMorgan Trust I, JPMorgan Trust II, J.P. Morgan Fleming Mutual Fund Group, Inc., J.P. Morgan Mutual Fund Investment Trust, JPMorgan Insurance Trust, and Undiscovered Managers Funds (each, a “Trust” and, collectively, the “Trusts”), on behalf of their series listed on Appendix 4 (as amended from time to time) severally and not jointly, each a registered management investment company organized and existing under the laws of Delaware, Massachusetts or Maryland having an office at 245 Park Avenue, New York, New York 10167 (each such series, a “Lender” and, collectively, the “Lenders”), The Goldman Sachs Trust Company, doing business as Goldman Sachs Agency Lending having an office at 125 High Street, Oliver Street Tower, Suite 1700, Boston, Massachusetts 02110 (“Agent”), and JPMorgan Chase Bank, N.A. having an office at 1 Chase Manhattan Plaza, 58th Floor, New York New York 10005 (“Bank”).

WHEREAS, Bank currently acts as custodian for securities held by it in the Account(s) (defined below) pursuant to the terms of a custody agreement (“Custody Agreement”) dated February 19, 2005 as amended between Bank and Lender.

WHEREAS, Lender and Agent have entered into the Securities Lending Agency Agreement, as defined below, which identifies Lenders for which Agent shall also serve as Collateral Agent (defined below) and perform certain custodial and administrative functions with respect to collateral for loans of securities by Agent on behalf of such Lenders and whereas, such Lenders are identified on Appendix 4 hereto as amended from time to time;

WHEREAS, certain other Lenders specified on Appendix 4 and the Bank have entered into a Collateral Agency Agreement dated September 2, 2008 with an effective date of September 22, 2008 pursuant to which the Custodian shall serve as Collateral Agent and perform certain administrative functions with respect to collateral for loans of securities by Agent on behalf of such Lenders (the “Collateral Agency Agreement”); and

WHEREAS, Bank has agreed to provide the Services (defined below) pursuant to the terms of this Agreement.

IT IS THEREFORE agreed as follows:

Section 1 – Definitions

For the purpose of this Agreement, the following words shall have the meanings set out below:

a)   “Account(s)” means the custody account(s) listed under Appendix 4. Such accounts are governed by the Custody Agreement.

b)  “Additional Collateral” means any cash received as collateral from a Borrower to maintain a margin defined by Lender and Agent. Additional Collateral shall not include the collateral received from a Borrower at the time the Loan is initiated.

c)	“Agent” shall have the meaning given in the preamble to this Agreement.

d)  “Authorized Person” means any person who is authorized to give Instructions to Bank pursuant to this Agreement and any mandates acceptable to Bank in connection with this Agreement. An Authorized Person shall continue to be so until such time as Bank receives Instructions that any such person is no longer an Authorized Person.

e)   “Borrower” means any entity with whom Agent has entered into a securities borrowing agreement on Lender’s behalf (“Borrowing Agreement”) from time to time, and notified to Bank by Lender in connection with this Agreement.

f)	“Borrowing Agreement” shall have the meaning given in Section 1(e) hereof.

g)  “Business Day” shall mean a day on which banks in New York are open for the transaction of all their ordinary business.

h)  “Cash Distribution” means a cash entitlement accruing to a Security on Loan and consisting of a dividend, interest or other payment paid by an issuer of a Security on Loan.

i)	“Collateral” shall mean cash (U.S. dollars only).

j)    “Collateral Agent” means the collateral agent appointed by a particular Lender as designated on Appendix 4 as amended from time to time.

k)  “Depository” means any securities depository, clearing system, settlement system, dematerialized book entry system or similar system for the receiving and delivering of Securities.

l)	“DTC” shall mean The Depository Trust Company.

m)	“Distributions” means Cash Distributions and Non-Cash Distributions.

n)	“Effective Date” shall mean, with respect to a given corporate action, the record date therefor.

o)	“Instructions” shall have the meaning assigned in Section 9 hereof.

p)  “JPM VIEWS” is a software application made available by Bank and which, among other things, shows Securities available for Loan.

q)	“Loan” means a loan of Securities by Lender pursuant to a Borrowing Agreement.

r)	“Losses” shall have the meaning assigned in Section 5(b).

s)   “Non-Cash Distribution” means an entitlement accruing to a Security on Loan and consisting of a stock dividend, stock split, rights or other distribution other than the payment of cash.

t)   “Securities” shall mean equity securities and any certificates, warrants or other instruments representing rights to receive, purchase, or subscribe for the same, or evidencing or representing any other rights or interests therein and held pursuant to the Custody Agreement.

u)	“Securities Lending Agency Agreement” shall have the meaning given in Section 2 hereof.

v)  “Service Level Document” means the procedures established between Bank and the Securities Lending Agent in connection with Loans of each Lender’s securities.

w)  “Services” means the services selected by Lender in connection with Loans as indicated and described in Appendix 1 hereto.

x)	“System Variation” shall have the meaning given in Section 5(c) hereof.

Section 2 - Appointment; Authority

Appointment. Each Lender hereby appoints Bank to provide Services and Bank accepts such appointment and agrees so to act; it being understood and agreed that such services shall be provided only if the Custody Agreement (or a successor agreement between Bank and Lender) is in place. Lender confirms to Bank that Agent has been appointed by Lender to perform the functions of a securities lending agent in connection with the Securities available for lending hereunder and Agent confirms to Bank such appointment, pursuant to a securities lending agency agreement between Lender and Agent, which depending upon the specific Lender is by its terms to be effective September 2, 2008 or September 22, 2008 (“Securities Lending Agency Agreement”). Agent shall, and Lender shall help assure that Agent, performs all functions which this Agreement contemplates shall be performed by Agent, and Bank shall have no liability whatsoever for Lender’s failure to do so or for Agent’s failure so to perform unless and to the extent such failure by Lender or Agent is caused by Bank’s failure to perform Bank’s obligations under this Agreement or is the direct result of or is directly caused by Bank’s failure to exercise reasonable care, negligence, bad faith, fraud or willful misconduct. Agent shall have no liability whatsoever for Bank’s failure to perform its obligations under this Agreement unless and to the extent such failure by Bank is the direct result of or is directly caused by Agent’s failure to perform its obligations under this Agreement or the Securities Lending Agency Agreement or is the direct result of or is directly caused by Agent’s failure to exercise reasonable care, negligence, fraud, bad faith or willful misconduct.

Section 3 - Representations and Warranties

(a) Representations of each party. Each party represents and warrants to the others that: (i) it has the power to execute and deliver this Agreement, to enter into the transactions contemplated by this Agreement, and to perform its obligations hereunder; (ii) it has taken all necessary action to authorize such execution, delivery, and performance; (iii) this Agreement constitutes a legal, valid, and binding obligation enforceable against it; and (iv) the execution, delivery, and performance by it of this Agreement shall at all times comply with all applicable laws and regulations.

(b) Representation of Lender and Agent to Bank. Each of Lender and Agent represents and warrants to Bank that their respective Authorized Persons are duly and properly authorized to give Instructions to Bank on Lender’s or Agent’s behalf, as the case may be. The Securities Lending Agency Agreement contains provisions that all Collateral shall be received by Bank and transmitted to Agent to be held and administered by Agent for the benefit of each Lender in a separate collateral Account (each a “Collateral Account”) except for such Lenders who have appointed the Bank pursuant to the Collateral Agency Agreement, in which case collateral for such Lenders shall be received, held and administered by Bank pursuant to the Collateral Agency Agreement. It shall be Agent’s duty to value and mark to market on a daily basis all Securities subject to Loan and all pledged Collateral received pursuant to each Borrowing Agreement in accordance with the terms of the Securities Lending Agency Agreement (including provisions specifying that Agent may rely upon third parties as a source for valuation) and, where applicable, request the Borrower to deliver sufficient Additional Collateral to satisfy the applicable margin requirement. Pursuant to each Borrowing Agreement, Agent shall claim the Borrowers for all Distributions, cash and non-cash, payable on Securities subject to Loan and cause the same to be deposited or otherwise credited for the benefit of Lender.

Section 4 – Limitations on payments of Distributions and Voting Rights

(a) Distributions, Voting Rights. Lender hereby acknowledges that during the term of any Loan: (i) Securities on Loan shall be transferred into the name of and may be voted by the Borrower thereof or others, and therefore Bank shall not be able to act on Instructions in respect of, and shall have no responsibility in connection with, the exercise of voting rights in respect of such Securities;

provided, however, that certain consents including those that involve payments in consideration for the security holder’s consent are treated as corporate actions rather than proxy events for which the Bank shall provide services pursuant to Appendix 1.

(b) AutoCredit. Bank shall only credit Cash and Non-Cash Distributions upon actual receipt thereof by Bank.

Section 5 – Liabilities

(a) Default by Borrower. Bank shall have no responsibility or liability to Lender or Agent for any breach of any obligation by any Borrower under or in connection with any Borrowing Agreement relating to such borrowing or in any other way in respect of any Loan except to the extent the breach by Borrower is the direct result of or is directly caused by the failure to exercise reasonable care, bad faith, negligence, fraud, or willful misconduct of Bank. In particular, and without limiting the generality of the foregoing, Bank shall have no responsibility or liability in respect of any failure by a Borrower to perform its obligation to return any Security on Loan, to post initial Collateral or Additional Collateral for any Loan, or to make any payment in respect of any Distribution on Securities on Loan or with respect to any sale fail if compensation is owed by Lender on account of a failure by a Borrower (or Agent) to return securities in a timely manner; except to the extent the failure by the Borrower (or Agent) is the direct result of or is directly caused by the negligence, failure to exercise reasonable care, fraud, bad faith or willful misconduct on the part of the Bank.

(b) General Liability. Bank shall not be liable for any costs, expenses, damages, liabilities or claims (including legal and accountants' fees) (“Losses”) incurred by Lender or Agent, except those Losses arising out of the negligence, failure to exercise reasonable care, fraud, bad faith or willful misconduct of Bank in the performance of its duties under this Agreement. Without limiting the generality of the foregoing, Bank shall have no obligation hereunder for (i) Losses which are sustained or incurred by reason of any action or inaction by Agent or any Depository or their respective successors or nominees or (ii) any failure to perform any obligation due to any matters beyond Bank’s reasonable control; provided that, where such failure to perform is on account of the malfunction or failure of equipment or software under the control of Bank and such malfunction or failure is primarily attributable to Bank’s negligence, failure to exercise reasonable care, fraud, bad faith or willful misconduct in maintaining the same, Bank shall not be excused). Provided that it acts in good faith, Bank shall be entitled to rely (in conformity with Section 9 hereof) on Instructions, or upon any information whether provided by Agent or Lender, reasonably believed by Bank to be genuine or bearing the signature of a person or persons reasonably believed to be authorized to sign, countersign or execute the same. Bank shall not be liable for any Losses incurred by Lender or Agent arising from such reliance and, provided that the manner in which Bank carried out such Instructions did not constitute negligence, failure to exercise reasonable care, fraud, bad faith or willful misconduct, Bank shall be indemnified and held harmless by Lender, if Lender issued the Instructions, or Agent, if Agent issued the Instructions, against any Losses Bank incurs in relying and acting upon Instructions. In no event shall Bank have any liability to Lender or Agent of any kind whatsoever under the terms of this Agreement or otherwise unless and to the extent such liability is the direct result or is directly caused by Bank’s negligence, failure to exercise reasonable care, fraud, bad faith or willful misconduct under this Agreement. In no event shall Bank be liable to any other party hereto for indirect or consequential damages or lost profits or loss of business, arising hereunder or in connection herewith, even if previously informed of the possibility of such damages and regardless of the form of action.

(c) Depositories. Lender and Agent acknowledge that in relation to any Services which involve a Depository, Bank shall provide the relevant Services subject to the rules and requirements of all such Depositories. In particular, Lender and Agent acknowledge that a Depository may, under its terms of participation or otherwise, be entitled to vary its terms, suspend its systems, or vary its system timetable, and that Bank is entitled, by written notice to Lender, to vary this Agreement in such manner as Bank may reasonably determine to be necessary to reflect any alteration or variation or suspension of the relevant Depository, or any law, regulation, regulatory requirement, order or direction which may affect the Depository (any such variation being a “System Variation”). Bank shall use reasonable efforts to consult with Lender and Agent prior to implementation of any System Variation. Bank shall not be liable under or in connection with compliance with any rules or requirements of a Depository unless such System Variation was designed or implemented by Bank with bad faith, fraud, negligence, failure to exercise reasonable care or willful misconduct.

Section 6 - Indemnification

(a) Except for ordinary and customary operating expenses incurred by Bank in providing Services hereunder, Lender shall indemnify Bank and hold it harmless from and against any and all Losses which Bank may sustain or incur or which may be asserted against Bank by reason of or as a result of any action taken or omitted by Bank in connection with operating under this Agreement, other than those Losses arising out of the failure to exercise reasonable care, negligence, fraud, bad faith or willful misconduct of Bank or failure of Bank to exercise reasonable care, prudence and diligence in carrying out its duties and obligations under this Agreement, provided, however, that Bank shall not settle any claims brought by third parties that would be covered by Lender’s indemnity obligations hereunder without the consent of Lender. The foregoing indemnity in favor of Bank shall be a continuing obligation of Lender and its respective successors and assigns, notwithstanding the termination of any Loans or of this Agreement. Bank may charge, with reasonable prior notification to Lender, any amounts to which it is entitled hereunder against the Account, and Lender shall be entitled to an accounting of all amounts so charged. Lender shall have no liability whatsoever for any consequential, special, indirect or speculative loss or damage (including, but not limited to, lost profits) suffered by Bank in connection with the transactions and services contemplated hereby and the relationship established hereby even if Lender has been advised as to the possibility of the same and regardless of the form of action.

(b) Except for ordinary and customary operating expenses incurred by Bank in providing Services hereunder, Agent shall indemnify Bank and hold it harmless from and against any and all Losses which Bank may sustain or incur or which may be asserted against Bank by reason of or as a result of any unauthorized action taken or omitted by Agent in connection with operating under this Agreement, other than those Losses arising out of the failure to exercise reasonable care, negligence, fraud, bad faith or willful misconduct of Bank under this Agreement; provided, however, that Bank shall not settle any claims brought by third parties that would be covered by Agent’s indemnity obligations hereunder without the consent of Agent. The foregoing indemnity shall be a continuing obligation of Agent and its respective successors and assigns, notwithstanding the termination of any Loans or of this Agreement.

Section 7 - Bank Compensation: Security Interest

(a) Agent shall pay to Bank the fees as set forth in Appendix 2 for Services.

(b) Bank shall invoice Agent monthly in arrears for such fees, with a copy to Lender, and Agent shall pay Bank’s invoices therefor upon receipt by Agent; provided that, Agent need not pay the portion of any such invoice that it reasonably disputes in good faith and further provided that Agent shall have promptly communicated the basis of such dispute in writing to Bank, but in no event later than 30 days from the invoice date. Bank, Agent and Lender shall cooperate in good faith promptly to resolve any such dispute and upon such resolution, Agent shall pay Bank the agreed amount (if any). If the undisputed portion of any such invoice shall not have been paid by Agent within 30 days of invoice date, the amount thereof shall be payable forthwith by Lender upon advice by Bank to Lender of such failure to pay. Bank is authorized, on a monthly basis, to charge reasonable expenses as outlined in Appendix 2 incurred by Bank hereunder and any other amounts owed by Lender hereunder (including the undisputed portions of invoices remaining unpaid after the payment period therefor) against the Account, but Bank shall advise Lender not less than ten Business Days prior to making any such charge.

(c) In order to secure repayment of any indebtedness of Lender to Bank arising hereunder (including, but not limited to, the obligation to reimburse where an AutoCredit or AutoSettle has been reversed), Bank shall have (i) a continuing lien and security interest in and to all assets now or hereafter held in the Account of the applicable Lender, except those held in any Lender’s Collateral Account, but only to the extent of any such advance and only for as long as any such advance is outstanding, and Bank need not take any action against Agent as a precondition thereto; and (ii) the right to setoff any sums held for Lender or standing to the credit of any Lender cash account with Bank in or towards the satisfaction of any obligation of Lender to Bank with respect to cash advanced to Lender by Bank under this Agreement, whether or not any such sums or credits or obligations are matured or unmatured, direct or indirect, absolute or contingent, and may do so notwithstanding that the Accounts, except any Collateral Account, may be maintained at different branches of Bank and may not be expressed in the same currency.

Section 8 - Taxes

Lender shall be responsible for all filings, tax returns and reports on any Loans undertaken by Lender which is to be made to any relevant authority whether governmental or otherwise and for the payment of all taxes (including, without limitation, any value added tax), imposts, levies or duties due on any principal or interest, or any other liability or payment arising out of or in connection with any Securities, and in so far as Bank is under any obligation (whether of a governmental nature or otherwise) to pay the same on Lender’s behalf Bank may do so out of any monies or assets held by it pursuant to the terms of the Custody Agreement.

Agent represents and warrants that Borrower shall agree to withhold the appropriate U.S. federal income taxes, if any, with respect to the substitute income payments made by the Borrowers to Bank for the account of Lender pursuant to Agent’s agreement with Borrower.

Section 9 - Instructions

(a) Instructions. “Instructions” shall mean written communications actually received by Bank from an Authorized Person or from a person reasonably believed by Bank to be an Authorized Person by letter, memorandum, facsimile, computer, video (CRT) terminal or other on-line system, or any other method reasonably acceptable to Bank and whereby Bank is able to verify with a reasonable degree of certainty the identity of the sender of such communications or which communications are transmitted with proper testing or authentication pursuant to terms and conditions which Bank may specify.

(b) Agent shall not be liable for providing incorrect Instructions that originate from an entity other than the Agent such as, by way of example, corporate action Instructions originating from the Investment Advisor. Each of Lender and Agent shall be responsible for safeguarding any testkeys, identification codes or other security devices which Bank may make available to it or its Authorized Persons.

(c) Unless otherwise expressly provided, all Instructions shall continue in full force and effect until canceled or superseded.

Section 10 - Termination

This Agreement may be terminated at any time by any party upon delivery to the other parties of notice specifying the date of such termination, which shall be not less than 30 days or the termination period specified in the Custody Agreement (if the terminating party is other than Agent) if such period is less than 30 days, after the date of receipt of such notice; provided, however, that Agent shall be permitted to withdraw as a party earlier than such termination date in the event that it is no longer acting as a Lender’s securities lending agent under the Securities Lending Agency Agreement. Notwithstanding any such notice, this Agreement shall continue in full force and effect with respect to all Loans outstanding on the termination date, which Loans shall, however, be terminated as soon as reasonably practicable. The indemnities provided for herein shall survive any termination hereof. The termination of this Agreement with respect to one Lender will not operate as a termination with respect to any other Lender.

Section 11 – Miscellaneous

(a)        Conflicts of Interest. Lender grants Bank the authority set forth herein notwithstanding its awareness that Bank, in its individual capacity or acting in a fiduciary capacity for other accounts, may have transactions with the same institutions to which Lender may be lending Securities from time to time, which transactions may give rise to actual or potential conflict of interest situations. Bank shall not be bound to: (i) account to Lender for any sum received or profit made by Bank for its own account or the account of any other person or (ii) disclose or refuse to disclose any information or take any other action if the same would or might in Bank’s judgment, made in good faith, constitute a breach of any law or regulation or be otherwise actionable with respect to Bank; provided that, in circumstances mentioned in (ii) above, Bank shall promptly inform Lender of the relevant facts (except where doing so would, or might in Bank’s judgment, made in good faith, constitute a breach of any law or regulation or be otherwise actionable as aforesaid). Nothing in the foregoing shall derogate from Bank’s obligation to deal with Lender in good faith.

(b)       Information A party shall comply with the reasonable requests of another party for information necessary for the requester’s performance of its duties hereunder.

(c)        Legal Proceedings. Bank need not begin any legal action or proceeding arising out of or in connection with any Loan hereunder. Bank shall afford reasonable cooperation to Lender and Agent in connection with any such action or proceeding where brought by or against Lender or Agent, but only if Bank shall first have received such security as it may reasonably require for all costs, expenses (including reasonable legal fees) and liabilities which it shall or might expend or incur in relation thereto, provided that Bank may not require such security where such action or proceeding is the direct result of or is directly caused by Bank’s negligence, failure to exercise reasonable care, fraud, bad faith or willful misconduct in the performance of its duties under this Agreement.

(d)        Integration; Agreement to Govern. This Agreement, the Rider for Custody Services and with respect to Lender and Bank only, together with the Custody Agreement contain the complete agreement of the parties with respect to the subject matter hereof and supersede and replace any previously made proposals, representations, warranties or agreements with respect thereto by the parties. As between Lender and Bank in the event of any conflict between this Agreement and the Custody Agreement, this Agreement shall govern only with respect to securities lending transactions. Bank shall not be bound by or, except to the extent that the terms of the Securities Lending Agency Agreement are incorporated herein and made applicable to Bank, chargeable with knowledge of, the terms and conditions of any: (i) agreement between Lender and Agent, including, but not limited to, the Securities Lending Agency Agreement; or (ii) Borrowing Agreement.

(e)        Notices. Unless expressly provided herein to the contrary, notices hereunder shall be in writing, and delivered by facsimile, overnight express mail, first-class postage prepaid, delivered personally or by receipted courier service. All such notices which are mailed shall be deemed delivered upon receipt. Notices shall be addressed as follows (or to such other address as a party may from time to time designate on notice duly given in accordance with this paragraph): notices to Bank shall be addressed to it at JPMorgan Chase Bank, N.A., 1 Chase Manhattan Plaza, Floor 58, New York, NY 10005, Attention: Account Relationship Manager: notices to be given to Lender shall be addressed to it at JPMorgan Funds Management, Inc., 245 Park Avenue, New York, New York 10167, Attention: Wendy Setnicka with a copy to Kevin Kohmann, JPMorgan Funds Management, Inc., 1111 Polaris Parkway, Columbus, Ohio 43271; and notices to be given to Agent shall be addressed to it at 125 High Street, Oliver Street Tower, Suite 1700, Boston, MA Attention: John Scully.

(f)        Amendments. Waiver. This Agreement may be modified only by a written amendment signed by the parties, and no waiver of any provision hereof shall be effective unless expressed in writing signed by the part(ies) to be charged.

(g)        Governing Law. Consent to Jurisdiction. Waiver of Immunity. This Agreement will be construed, regulated, and administered under the laws of the United States or State of New York, as applicable, without regard to New York’s principles regarding conflict of laws. The United States District Court for the Southern District of New York will have the sole and exclusive jurisdiction over any lawsuit or other judicial proceeding relating to or arising from this Agreement. If that court lacks federal subject matter jurisdiction, the Supreme Court of the State of New York, New York County will have sole and exclusive jurisdiction. Either of these courts will have proper venue for any such lawsuit or judicial proceeding, and the parties waive any objection to venue or their convenience as a forum. The parties agree to submit to the jurisdiction of any of the courts specified and to accept service of process to vest personal jurisdiction over them in any of these courts. The parties further hereby knowingly, voluntarily and intentionally waive, to the fullest extent permitted by applicable law, any right to a trial by jury with respect to any such lawsuit or judicial proceeding arising or relating to this Agreement or the transactions contemplated hereby. To the extent that in any jurisdiction each Lender may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, each Lender shall not claim, and it hereby irrevocably waives, such immunity.

(h)        Counterparts. Headings. This Agreement may be executed in several counterparts, each one of which shall constitute an original, and all collectively shall constitute but one instrument. The headings of the sections hereof are included for convenience of reference only and do not form part of this Agreement.

(i)         Severability. Any provisions of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(j)        Confidentiality of Portfolio Holdings and Other Information. Each of Bank and Agent shall keep confidential, and will cause its employees to keep confidential, all non-public information concerning each Lender’s portfolio holdings and other confidential information (collectively “Lender Confidential Information”) obtained hereunder from or on behalf of the Lender. Bank will use Lender Confidential Information only for the purposes of providing services under this Agreement and will disclose such Lender Confidential Information only to the extent necessary to provide the services specified in this Agreement or as otherwise required by law or otherwise with the consent of Lender. Agent will use Lender Confidential Information only for the purposes of providing services under the Securities Lending Agency Agreement or in furtherance of its obligations hereunder and will disclose such Lender Confidential Information only to the extent necessary to provide such services or fulfill such obligations or as otherwise required by law or otherwise with the consent of Lender. Each of Lender and Agent shall keep confidential all confidential information provided to it by Bank about Bank under this Agreement (“Bank Confidential Information”), except to the extent that disclosure is required by applicable law, disclosure to the advisors of the Lenders and other service providers to the

Lenders is necessary to consummate the transactions contemplated by this Agreement, or otherwise with the consent of Bank. Each of Lender and Bank shall keep confidential all confidential information provided to it by Agent about Agent or a Borrower under a Borrowing Agreement under this Agreement (“Agent Confidential Information”), except to the extent that disclosure is required by applicable law, disclosure to the advisors of the Lenders and other service providers to the Lenders is necessary to consummate the transactions contemplated by this Agreement, or otherwise with the consent of Agent. Confidential Information of a disclosing party (whether it be Lender Confidential Information, Bank Confidential Information or Agent Confidential Information) shall in no event include information which the receiving party (i) knew at the time of first disclosure to it; (ii) is or becomes generally known in the industry or public knowledge without default by the receiving party of its obligations hereunder; (iii) can demonstrate, from written records, has been independently developed through employees none of whom had access to Confidential Information; or (iv) is generally furnished to third parties by the disclosing party without confidentiality restriction. A receiving party may disclose the other party’s Confidential Information pursuant to regulatory duties or competent judicial order provided that subject to Section 11(a)(ii) such party provides to the other party prompt detailed notice of such duties or order to permit the other party to seek an appropriate protective order or otherwise intervene to protect its Confidential Information. Notwithstanding anything herein that may be to the contrary, a receiving party may disclose Confidential Information of the other party to its regulatory authority having supervisory jurisdiction over it pursuant to a request made during the course of a supervisory examination or otherwise.

(k)       Matters Relating to any Trust that is a Massachusetts Business Trust. For any Trust that is a Massachusetts Business Trust, it is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on them personally, but shall bind only the trust property of the Trust as provided in the Trust’s Declaration of Trust.

(l) Separate Agreement for each Lender. This Agreement shall be deemed for all purposes to constitute a separate and discrete agreement between Bank, Agent and each Lender, and no Lender shall be responsible or liable for any of the obligations of any other Lender under this Agreement or otherwise, notwithstanding anything to the contrary contained herein. In addition, with respect to transactions entered into by a Lender, neither Bank nor Agent shall in any event have recourse to the assets of any other Lender, including collateral.

(m) Assignment. This Agreement shall not be assigned by any party without the prior written consent of the other parties, and any purported assignment absent such consent is void.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above-written.

JPMorgan Chase Bank, N.A.	JPMorgan Trust I on behalf of its Series listed on Appendix 4

By: /s/ Ann M. Osti	By: /s/ Robert L. Young
Title: Executive Director	Title: Senior Vice President
Date: August 26, 2008	Date: August 25, 2008

JPMorgan Trust II on behalf of its Series listed on Appendix 4

By: /s/ Robert L. Young
Title: Senior Vice President
Date: August 25, 2008

J.P. Morgan Fleming Mutual Fund Group on behalf of its Series listed on Appendix 4

By: /s/ Robert L. Young
Title: Senior Vice President
Date: August 25, 2008

J.P. Morgan Mutual Fund Investment Trust on behalf of its Series listed on Appendix 4

By: /s/ Robert L. Young
Title:	Senior Vice President
Date: August 25, 2008

J.P. Morgan Insurance Trust on behalf of its Series listed on Appendix 4

By: /s/ Robert L. Young
Title: Senior Vice President
Date: August 25, 2008

Undiscovered Managers Funds on behalf of its Series listed on Appendix 4

By: /s/ Robert L. Young
Title: Senior Vice President
Date: August 25, 2008

The Goldman Sachs Trust Company doing business as
Goldman Sachs Agency Lending

By: /s/ W. Tredick McIntire
Title: President
Date: August 28, 2008

APPENDIX 1

SUMMARY OF AVAILABLE SERVICES

LENDER TO INDICATE WHICH ARE REQUIRED

Description of service	Lender to initial
I. Transaction processing
II. Termination of Loans
III. Loan Record Keeping and Reports (to be provided as part of, and be limited to, standard custody reporting)
IV. Distributions and Corporate Actions

Description of Available Services

I. Transaction Processing

(a) Designation of Securities for Lending; Delivery of Lent Securities. U.S. Securities in Bank’s custody shall be as designated from time to time to Bank by Lender as provided in the Service Level Document. U.S. Securities eligible for lending shall be as shown on JPM VIEWS, it being understood that Lender shall designate Agent as an “Authorized Third party” under the applicable licensing agreement so that Agent has access to JPM VIEWS. Bank shall, in accordance with Instructions from Agent, deliver to Borrowers Securities from an Account against payment via DTC and shall reflect the status of such Securities on its records. In connection with the recall of a Security from Loan, Bank shall reallocate an on Loan position between Accounts only pursuant to Instructions from Agent. For purposes of clarity, it is acknowledged and agreed that the prices assigned to Securities by Bank for custody purposes are not designed to be used for any other purpose, including, but not limited to, valuing securities for purposes of lending or collateralization. If Agent, nevertheless elects to rely on the same for any such other purpose, Bank shall have no liability therefor. Until such time as Bank commences providing Agent with an automated trade date file, Bank shall provide Agent a manual “contractual date” file along with a “pending trade” file of sales of Securities whether or not on Loan (which latter file shall reflect failed trades, identifiable by having a settlement date prior to the file date). Bank shall advise Agent prior to commencing use of the automated file.

(b) Collateral Movement and Investment. At Loan initiation, Securities are delivered via DTC against payment of initial collateral. Marks to markets are performed by Agent and Additional Collateral is received by the Custodian and immediately credited to the applicable Collateral Agent’s account for the Lender. On the third Business Day of each month, all earnings on cash collateral held by Bank are to be credited to Agent’s Account. Agent shall pay Borrowers any rebates owed. Agent shall also deduct its agency fees after approval by JPMorgan Funds administration, and forward the amounts owed to the Lenders to the Bank by the third Business Day and Bank shall receive it on behalf of each Lender by the third Business Day. Agent shall instruct the Bank to deliver the Securities to be lent to Borrowers delivery versus payment by the earlier of 4:00 p.m. or the close of the market in which the security is traded. Agent shall advise Bank of the termination of a Loan by the earlier of 5:00 p.m. or the close of the JPMorgan Prime Money Market Fund on each Business Day, and of the amount of Collateral to deliver the Borrower in exchange for the return of the Security on Loan. Except for Lenders for which the Bank serves as Collateral Agent which Lenders are designated on Appendix 4, Agent shall serve as Collateral Agent and shall ensure that the ownership interest in Collateral belonging to each Lender identified on Agent’s books and records is being held in a separate Collateral Account in the name of and on behalf of each such Lender. Except as provided in the Collateral Agency Agreement, Bank shall have no responsibility or liability whatsoever for such investments other than to hold the same in custody. Lender shall assure (by way of liquidation, maturity proceeds or otherwise) that there is sufficient cash in the Collateral Account to enable Bank to return the same to the Borrower. In the event that there is insufficient cash in the Collateral Account, the applicable Collateral Agent shall notify the Lender by the earlier of 5:00 p.m. or the close of the JPMorgan Prime Money Market Fund on the same Business Day.

(c) Bank Not liable. Lender and Agent acknowledge that Bank shall have no responsibility for: (i) any identification error by Lender, and (ii) any transmission error by Agent provided the Bank has acted without negligence, failure to exercise reasonable care, fraud, bad faith, or willful misconduct.

(d) Sale. Sale Proceeds. (i) Bank shall accept Instructions from Agent in writing (which may be electronic) of the amount of collateral to be delivered to the Borrower and shall act on such Instructions only upon or after receipt of the Securities on Loan. (ii) Bank shall advance settlement proceeds to the Lender on settlement date for the sale of a Security on Loan, even where such proceeds are not received, it being understood that Bank may reverse such advance if the sale proceeds are not received in a reasonable amount of time as determined by Bank. Agent shall pay compensation of federal funds plus 50 basis point for the first two Business Days and federal funds plus 100 basis points thereafter to Bank for any such advance, and as the same may be amended from time to time (iii) Bank shall update its records to reflect the status of such Securities as having been sold and shall provide access to such records via JPM VIEWS to enable Lender and Agent to manage on loan inventory.

II. Termination of Loans

Bank shall accept Instructions from Lender or Agent in writing (which may be electronic) of when to expect the return of a Security on Loan in those cases other than where the Borrower terminates the Loan. Where a Borrower terminates a Loan, Lender or Agent shall so advise Bank no later than the earlier of 5:00 p.m. or the close of the JPMorgan Prime Money Market Fund on each Business Day and confirm to Bank whether or not the return should be accepted and Bank shall act accordingly. Bank shall accept Instructions from Agent in writing (which may be electronic) of the amount of collateral to be delivered to the Borrower and shall act on such Instructions only upon or after receipt of the Securities on Loan.

Upon its receipt of Securities back from Loan, Bank shall reflect the status of such Securities on its records as having been returned to custody.

III. Loan Record Keeping and Reports.

As part of custody reporting, Bank shall provide Lender with such statements and reports as are reasonably necessary in Lender’s judgment in connection with Services. Bank shall provide access to JPM VIEWs so that Agent can perform reconciliation between Bank’s records and Agent’s records. Agent shall perform a reconciliation of such records on each Business Day.

IV. Distributions and Corporate Actions.

(a) Cash Distributions. Bank shall credit Cash Distributions on Securities on Loan, and may reverse such credits, in accordance with the provisions of the Custody Agreement relating to the crediting of income, provided that AutoCredit shall only be available, if at all, with respect to Securities on Loan as provided in Section 4(b). Agent shall instruct the Borrower that Distributions on loaned Securities shall be paid to Bank for the benefit of Lender. Except where AutoCredit is made, Bank shall credit Cash Distributions to the Lender upon Bank’s actual receipt thereof.

(b) Non-Cash Distributions. With respect to Securities on Loan, Bank need not claim any Non-Cash Distribution thereon from the Borrower thereof or from the Agent, and Bank shall credit the same to

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the Account only upon its actual receipt thereof (and Bank shall not accrue the same). Lender acknowledges that if, and only if, Lender holds a Security in custody which is the same as the Security on Loan, Bank shall advise Lender (but not the Agent) of Non-Cash Distributions on such Security on Loan to the same extent it would under the Custody Agreement and, subject to subparagraph (d) below, Lender may provide the contents of such advice to Agent.

(c) Corporate Actions. Bank shall make available to Lender any corporate action notifications with respect to the total position of Lender in a given Security, regardless of the extent to which the position is on Loan (provided that at least one share of the affected Security is in Bank’s custody) and, subject to subparagraph (d) below, Lender may provide the contents of such advice to Agent. Bank shall provide Agent with access to corporate action notifications for all Securities on loan.

Bank shall accept corporate action Instructions from Lender or Lender’s investment advisor as specified in the Service Level Document Bank shall reflect all of Lender or its investment advisors’ corporate action elections in JPM VIEWs which Agent shall access. Bank shall act on such Instructions and its responsibilities in such cases shall be as provided under the Custody Agreement. With respect to Securities that are on Loan on the Effective Date of a corporate action or that have not timely been received back from Loan into custody (other than a reasonable efforts basis set out in the next paragraph), Bank shall have no responsibility. Agent will reconcile the elections made with respect to the total position held by Lender and resolve any discrepancies in the share amounts with respect to such elections. Bank shall have no responsibility to follow any Instruction from Agent in respect of such corporate actions or to determine if Instructions have been given by Lender to Agent; it being understood that it is anticipated that Lender shall not Instruct Agent directly with respect to corporate actions. If no shares of a Security on Loan are in Bank’s custody 24 hours prior to the applicable Depository deadline, then Bank shall not provide notification of the affected corporate action to Agent, but shall provide Agent with the relevant Instruction from the Lender or Lender’s investment advisor.

In connection with the foregoing, (i) Lender acknowledges that Bank shall not be responsible for seeking Instructions, monitoring corporate action events (unless at least one share of the affected Security is in Bank’s custody) or following up in any manner with Borrower in respect of corporate actions or for the failure by Agent or any Borrower to transmit to Bank the proceeds of any corporate action; and (ii) if, and only if, Securities on Loan are received back by Bank from the Agent no later than two Business Days prior to the corporate action cut-off time otherwise established by Bank for having securities in custody so that Bank may act upon corporate action Instructions, Bank shall treat such securities for corporate action purposes in the same manner as if they had not been on Loan; and (iii) if any Securities are received back by Bank after the period set out in the preceding sub-paragraph (ii) but prior to the applicable Depository deadline, Bank shall process the corporate action election(s) on such Securities on a reasonable efforts basis only, and Bank shall have no liability for the failure to process any such corporate action election.

(d) Disclosure to Agent. With regard to corporate action information provided by Bank to Agent (“Confidential Corporate Action Information”), Agent: (i) acknowledges that Bank views all such information as proprietary; (ii) shall not use any such information other than in connection with providing securities lending agent services to Lender as contemplated by the Securities Lending Agency Agreement and this Agreement; and (iii) shall not disclose any such information to any third party, except to the extent that disclosure is required by applicable law. Confidential Corporate Action Information shall in no event include information which Agent or its affiliates (i) knew at the time of first disclosure to it; (ii) is or becomes generally known in the industry or public knowledge without default by the Agent of its obligations hereunder; (iii) has been independently developed by it through employees none of whom had access to Confidential Corporate Action Information; or (iv) is generally furnished to third parties by the issuer or other custodial banks without confidentiality restriction. Notwithstanding anything herein that may be to the contrary, Agent may disclose Confidential

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Corporate Action Information to its regulatory authority having supervisory jurisdiction over it pursuant to a request made during the course of a supervisory examination or otherwise.

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APPENDIX 2

Fees

APPENDIX 3

Reports

Standard JPMorgan “Views” Custody Reporting

APPENDIX 4

LIST OF LENDERS

J.P. Morgan Fleming Mutual Fund Group, Inc.

JPMorgan Mid Cap Value Fund*

J.P. Morgan Mutual Fund Investment Trust

JPMorgan Growth Advantage Fund

JPMorgan Insurance Trust

JPMorgan Insurance Trust Diversified Equity Portfolio #

JPMorgan Insurance Trust Diversified Mid Cap Growth Portfolio* #

JPMorgan Insurance Trust Diversified Mid Cap Value Portfolio #

JPMorgan Insurance Trust Equity Index Portfolio #

JPMorgan Insurance Trust Intrepid Growth Portfolio #

JPMorgan Insurance Trust Intrepid Mid Cap Portfolio #

JPMorgan Trust I

JPMorgan Capital Growth Fund*

JPMorgan Disciplined Equity Fund

JPMorgan Dynamic Small Cap Growth Fund

JPMorgan Growth and Income Fund

JPMorgan Mid Cap Equity Fund

JPMorgan Small Cap Core Fund*

JPMorgan Small Cap Equity Fund*

JPMorgan U.S. Equity Fund

JPMorgan U.S. Small Company Fund

JPMorgan Intrepid America Fund

JPMorgan Intrepid Growth Fund

JPMorgan Intrepid Value Fund

JPMorgan Trust II –

JPMorgan Diversified Mid Cap Growth Fund* #

JPMorgan Diversified Mid Cap Value Fund* #

JPMorgan Equity Income Fund #

JPMorgan Equity Index Fund* #

JPMorgan Intrepid Mid Cap Fund* #

JPMorgan Large Cap Growth Fund* #

JPMorgan Large Cap Value Fund* #

JPMorgan Market Expansion Index Fund* #

JPMorgan Small Cap Growth Fund* #

JPMorgan Small Cap Value Fund* #

Undiscovered Managers Funds

JPMorgan Realty Income Fund

* Denotes Lenders which have entered into the Collateral Agency Agreement with JPMorgan Chase Bank, N.A. and appointed JPMorgan Chase Bank, N.A. as collateral agent. These Lenders are part of the transition on September 22, 2008. All other Lenders will transition on September 2, 2008.

# Denotes Lenders for which JPMorgan Investment Advisors Inc. serves as Advisor. For all other Lenders, J.P. Morgan Investment Management Inc. serves as Advisor.

ELECTRONIC ACCESS RIDER

TO THIRD PARTY LENDING AGREEMENT
AMONG JPMORGAN TRUST I, JPMORGAN TRUST II, JPMORGAN FLEMING MUTUAL FUND GROUP, INC., J.P. MORGAN MUTUAL FUND INVESTMENT TRUST, JPMORGAN INSURANCE TRUST, AND UNDISCOVERED MANAGERS FUNDS ON BEHALF OF THEIR RESPECTIVE SERIES THE GOLDMAN SACHS TRUST COMPANY, DOING BUSINESS AS GOLDMAN SACHS AGENCY LENDING
AND
JPMORGAN CHASE BANK, N.A.

ELECTRONIC ACCESS RIDER

TO

THIRD PARTY SECURITIES LENDING AGREEMENT

RIDER dated as of September 2, 2008 by and between Lender, with a place of business at 245 Park Avenue, New York, New York 10167 and JPMORGAN CHASE BANK, N.A. (“Bank”), with a place of business at 1 Chase Manhattan Plaza, floor 58, New York, New York 10005. This Rider (this “Rider”) supplements the Third Party Securities Lending Agreement (the “Agreement”), dated September 2, 2008, among JPMorgan Trust I, JPMorgan Trust II, J.P. Morgan Fleming Mutual Fund Group, Inc., J.P. Morgan Mutual Fund Investment Trust, JPMorgan Insurance Trust, and Undiscovered Managers Funds (each, a “Trust” and, collectively, the “Trusts”), on behalf of their series (as amended from time to time) severally and not jointly, each a registered management investment company organized and existing under the laws of Delaware, Massachusetts or Maryland (each such series, a “Lender” and, collectively, the “Lenders”), The Goldman Sachs Trust Company, doing business as Goldman Sachs Agency Lending with a place of business at 125 High Street, Oliver Street Tower, Suite 1700, Boston, Massachusetts 02110 and JPMorgan Chase Bank, N.A., New York (the “Bank”). Capitalized terms in this Rider that are not defined herein have the meaning set forth in the Agreement.

1.         The Bank shall permit the Lender and its Authorized Persons to access electronically the applications and products listed on Exhibit 1 to this Agreement (the “Products”). The Bank reserves the right to modify this Schedule and, subject to the terms and conditions of the Agreement, the products and services available through the Products, upon notice to the Lender. The Bank shall endeavour to give the Lender reasonable notice of its termination or suspension of access hereunder to any Product, but may do so immediately upon written notice to the Lender if the Bank determines, in its sole discretion, that providing access to such Product would violate applicable law or that the security or integrity of such Product is at risk.

2.         In consideration of the fees paid by the Lender to the Bank and subject to any applicable Software License Addendum in relation to Bank owned or sublicensed Software provided for a particular application and applicable law, the Bank grants to the Lender on the terms of this Schedule a non-exclusive license to use the Products and the information and data made available to the Lender through the Products (the “Data”) for the sole use of the Lender. The Lender may download the Data and print out hard copies for its reference, provided that it does not remove any copyright or other notices contained therein or any hyperlink or other reference to any such notice.

3.         The rights and obligations of the parties with respect to the provision of certain cash products and services via the Products shall also be governed, to the extent not governed by this Agreement, by the Bank’s terms and conditions relating to such products and services, as the same may be amended from time to time (the “Product Terms”). If and to the extent that there is a conflict between the Product Terms and this Schedule, the provisions of this Schedule shall prevail.

4.         The Lender acknowledges that there are certain security, corruption, transaction error and access availability risks associated with using open networks such as the internet, and the Lender hereby expressly assumes such risks. The Lender shall make its own independent assessment of the adequacy of the internet and of the security procedures made available by the Bank. The Lender acknowledges and agrees that the selection and use by it of third party security and communications software and third party service providers is the sole responsibility of the Lender, and the Bank disclaims all risks related thereto, notwithstanding that the Bank may recommend certain security and/or communication software packages. All such software must be interoperable with the Bank’s software. Each of the Lender and the Bank shall be responsible for the proper functioning, maintenance and security of its own systems, services, software and other equipment.

5.         Notwithstanding the other provisions of the Agreement, the Bank shall not be liable for any Losses arising out of the use or unavailability of the Bank’s web site or any means provided by the Bank of accessing the Products through the Bank’s web site in the absence of the Bank’s gross negligence, bad faith, fraud, or willful misconduct.

6.         The Lender shall not knowingly use the Products to transmit (i) any virus, worm, or destructive element or any programs or data that may be reasonably expected to interfere with or disrupt the Products or servers connected to the Products; (ii) material that violates the rights of another, including but not limited to the intellectual property rights of another; and (iii) “junk mail”, “spam”, “chain letters” or unsolicited mass distribution of e-mail. For purposes of this section, the Lender shall be deemed to have knowledge if the transmission is due to the failure of the Lender to exercise due diligence or reasonable care to prevent such transmissions.

7.         The Lender shall promptly and accurately designate in writing to the Bank the geographic location of its users from time to time. The Lender further represents and warrants to the Bank that the Lender shall not access the service from any jurisdiction which the Bank informs the Lender or where the Lender has actual knowledge that the service is not authorized for use due to local regulations or laws. Prior to submitting any document which designates the persons authorized to act on the Lender’s behalf, the Lender shall obtain from each individual referred to in such document all necessary consents to enable the Bank to process the data set out therein for the purposes of providing the Products.

8.         The Lender shall be responsible for the compliance of its Authorized Persons with the terms of this Rider.

JPMorgan Chase Bank, N.A.

By:
Title:
Date:

JPMorgan Trust I on behalf of its Series listed on Appendix 4

By:
Title: Senior Vice President
Date: August 25, 2008

JPMorgan Trust II on behalf of its Series listed on Appendix 4

By:
Title: Senior Vice President
Date: August 25, 2008

J.P. Morgan Fleming Mutual Fund Group on behalf of its Series listed on Appendix 4

By:
Title: Senior Vice President
Date: August 25, 2008

J.P. Morgan Mutual Fund Investment Trust on behalf of its Series listed on Appendix 4

By:
Title: Senior Vice President
Date: August 25, 2008

J.P. Morgan Insurance Trust on behalf of its Series listed on Appendix 4

By:
Title: Senior Vice President
Date: August 25, 2008

Undiscovered Managers Funds on behalf of its Series listed on Appendix 4

By:
Title: Senior Vice President
Date: August 25, 2008

The Goldman Sachs Trust Company doing business as

Goldman Sachs Agency Lending

By:
Title:

Date:

EXHIBIT 1

JPMorgan VIEWS